Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	RCG Capital Markets Group, Inc.
	Chairman and CEO	Retail: Joe Dorame
	White Electronics Designs Corp.	Institutional/Analysts: Joe Diaz
	602-437-1520	Media: Kristen Klein
480-675-0400

White Electronic Designs Reports
First Quarter Fiscal 2004 Results; Book-to-Bill Ratio Increases to 1.23:1 – Backlog Grows
to $54 Million

Phoenix, AZ. February 11, 2004 — White Electronic Designs Corporation (NASDAQ: WEDC) is pleased to report results for the first quarter of fiscal 2004 ended January 3, 2004.

Highlights include:

•	Q1 Net Sales of $26 million

•	Q1 Net Income of $1.7 million or $0.07 per Diluted Share

•	New Orders Received: $32 million – Book to Bill: 1.23:1

•	Backlog of $54 million

•	Cash and Marketable Securities: $36.3 million

Net sales for the first quarter of fiscal 2004 were $25.9 million, up 11 percent from $23.4 million in the first quarter of fiscal 2003. Interface Data Systems (IDS), which was acquired in January 2003, accounted for $4.7 million of net sales during the first quarter of fiscal 2004.

Net income for the first quarter of fiscal 2004 was $1.7 million or $0.07 per diluted share, compared to net income for the first quarter of fiscal 2003 of $2.1 million or $0.10 per diluted share. The results for the first quarter included additional plant consolidation charges as a result of the move of our Massachusetts facility and expenses incurred to comply with the implementation of Sarbanes-Oxley Act requirements, totaling approximately $230,000.

The diluted earnings per share data for the first quarter of 2004 was calculated based on an 18 percent increase in weighted average diluted common shares outstanding of 25,083,256 as compared to 21,197,623 shares for the same period of fiscal 2003. The increase in shares was primarily caused by shares issued for the IDS acquisition that was completed in January 2003, and our secondary stock offering completed in July 2003.

Hamid Shokrgozar, president and CEO of WEDC, stated, “We are very pleased with our first quarter financial performance despite the fact that, as anticipated, sales of our Panelview displays to Garmin International and GE Medical decreased by $4.3 million from the first quarter of the prior year.” Shokrgozar continued, “A key indicator of our future sales is the amount of new orders received compared to current net sales. New orders totaled $32.1 million, resulting in a book-to-bill ratio of 1.23:1 for the quarter.” Shokrgozar added, “We have started and will continue laying the groundwork to replace the revenue lost from the two large display customers. We are very pleased that our total display segment bookings were $14.5 million, resulting in a book-to-bill ratio of 1.3:1 for the quarter.”

Selling, general and administrative (SG&A) expenses as a percentage of net sales increased slightly to 18 percent for the three months ended January 3, 2004. We expect SG&A expenses to remain higher over the remainder of fiscal 2004 as the Company has allocated approximately $0.8 million to comply with the implementation of Sarbanes-Oxley Act requirements.

Mr. Shokrgozar confirmed, “Our backlog grew to $54 million, a 13 percent sequential growth rate as compared to backlog of $47.7 million at the end of the fourth quarter of fiscal 2003. Microelectronic military products accounted for $24.8 million, or 46 percent, of the total backlog at the end of the first quarter of fiscal 2004.

Gross profit for the first quarter of fiscal 2004 was $8.5 million, an increase of approximately 3 percent from $8.3 million in the first quarter of the prior year. For the three months ended January 3, 2004, gross margin as a percentage of net sales was approximately 33 percent. The product mix in the quarter consisted of a higher percentage of commercial products with lower gross margins than the previous year.”

Mr. Shokrgozar further stated, “Our balance sheet continued to strengthen during the first quarter of fiscal 2004 as our existing cash and marketable securities grew to a record $36.3 million. At the end of the quarter our current ratio was approximately 6.8 to 1. The quarter was focused on our ongoing efforts to complete the transfer of production from Massachusetts to Phoenix. Significant progress was made and we are expecting to see continued savings throughout fiscal 2004 as a result of this consolidation.”

Shokrgozar said, “We are seeing strong demand for our anti-tamper (AT) technology products. Orders for our microelectronic segment anti-tamper process technology products were over $3 million in the first quarter. This is a significant increase in order rate, since our anti-tamper product orders totaled approximately $6.7 million for all of fiscal 2003. We expect to see this trend continue through the balance of fiscal 2004.

Looking forward, we will continue our focus on diversification and efforts to improve our operating efficiency. We remain committed to invest in process technology and new product innovation, as we believe they are essential for us to be competitive in the markets we serve. We remain confident in our long-term performance and optimistic about the future,” concluded Mr. Shokrgozar.

MICROELECTRONIC SEGMENT HIGHLIGHTS

•	Net sales for the microelectronic segment increased by approximately 10 percent to $14.9 million in the first quarter of fiscal 2004, from $13.5 million for the same period of the prior year, primarily as a result of a $1.3 million, or approximately 36 percent increase in sales to commercial microelectronic customers.

•	Backlog at the end of the first quarter of fiscal 2004 for this segment totaled $33.4 million or approximately 62 percent of the total company backlog. Military products accounted for 74 percent of the microelectronic segment’s backlog.

•	New orders received for the microelectronic segment totaled $17.6 million, or approximately 55 percent of the total new orders received by the Company. Military products accounted for 58 percent of the total microelectronic segment’s bookings. Bookings for the commercial microelectronic products, including data communications and value added service products, were up 20 percent from the prior quarter, totaling $7.4 million.

•	Military microelectronics products continued to show solid bookings for our anti-tamper technology products. Major awards for JDAM and CSGM2 exceeded the quarterly plan and follow-on orders are expected within the next two quarters. We are working closely with other programs including Joint Strike Fighter (JSF) and expect this product line to continue to show the most significant growth this year.

•	Overall, market conditions for commercial microelectronic products continued to improve. The Company’s telecom/datacom electronic equipment infrastructure markets are more active as cellular and data networks are finally starting to expand once again. Also, we are seeing increased demand for reliable memory in numerous embedded systems applications. We expect this diversification of our customer base will stabilize future revenue growth.

•	The Company has negotiated a strong position with our major SDRAM silicon suppliers. We believe, as the market continues to tighten, our preferred status with these key suppliers will create a competitive edge for the Company. Allocation of high demand electronic components is anticipated to be a factor in the production of products throughout 2004.

Key microelectronic segment awards during the quarter included:

•	Received a major award of over $1 million for products included on the Sea Sparrow missile.

•	Received $1.3 million order for memory module products from a key customer supporting the high-end enterprise server market.

•	Awarded production order for microelectronic products used on JDAM and CSGM2 programs utilizing AT technology totaling over $3 million.

•	Received $1.7 million order for the ON-Command video systems.

DISPLAY SEGMENT HIGHLIGHTS

•	Net sales for the display segment increased 12 percent, to $11 million in the first quarter of fiscal 2004 from $9.8 million in the same period of the prior year. This increase was due to an increase of $0.7 million in overall order activity in display sales to the military. Commercial sales in the display segment included $4.0 million of additional net sales from IDS. As anticipated, our Panelview sales declined primarily because of a $4.3 million decrease in sales to Garmin International and GE Medical from the prior year.

•	Backlog at the end of the period for the display segment totaled $20.7 million or 38 percent of the total company backlog.

•	New orders received for this segment totaled $14.5 million as compared to $10.5 million in the previous quarter. New display orders were approximately 45 percent of the total new orders received by the company.

•	Plans to perform high volume glass lamination and to manufacture high volume display products in China are progressing as expected. The Company anticipates initiating its first prototype products by May 2004.

•	The Company continued to make progress implementing its strategic marketing plan for the display segment. In addition to new product development, the Company significantly expanded its customer base, reducing the impact of decreased sales to GE Medical and Garmin International. In previous quarters, these two customers amounted to as much as 50 percent of display segment revenues, in the most recent quarter, the top 10 customers accounted for approximately 50 percent of display segment sales.

•	The Company has been chosen as a prime supplier for a cockpit display to be installed in the new AIRBUS A380 aircraft.

Key Display Segment awards during the quarter included:

•	Secured a new award for display enhancement products for Fish-Finder Navigation applications, totaling $2.5 million.

•	Received approximately $2.1 million follow-on keypad assembly orders from major appliance manufacturers.

•	Received approximately $750,000 of display enhancement orders for Golf Card/GPS applications.

•	Received pre-production order for Medical Sensor products for blood coagulation applications of over $400,000. (We expect a run rate of $1.2 million annually for this product).

White Electronic Designs Corporation designs, develops and manufactures innovative components and systems for high technology sectors in military, industrial, medical and commercial markets. White’s products include advanced semiconductor packaging of high-density memory products and state-of-the-art microelectronic multi-chip modules for military and defense industries and data and telecommunications markets; anti-tamper products for mission-critical semiconductor components in defense and secure commercial applications; enhanced and ruggedized high-legibility flat-panel displays for commercial, medical, defense and aerospace systems; digital keyboard and touch-screen operator-interface systems; and electromechanical assemblies for OEM’s in commercial and military markets. White is headquartered in Phoenix, Arizona, and has design and manufacturing centers in Arizona, Indiana, Ohio and Oregon. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website, www.whiteedc.com. To learn more about White Electronic Designs’ subsidiaries please visit their websites, www.Panelview.com and www.interfacedata.com.

Cautionary Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements and include statements relating to our confidence about our long-term performance; our expectations regarding increased SG &A expenses over the remainder of fiscal 2004; our expectations regarding continued savings throughout fiscal 2004 as a result of the consolidation; laying the groundwork to replace lost display segment revenue; our expectations regarding the trend for increased orders of anti-tamper products; our continuing focus on diversification and on improving operating efficiency; our expectations regarding follow-on orders for AT products and significant growth within this year; our expectations that diversifying our customer base will stabilize future revenue growth; our expectations of the impact of tightening supply of SDRAM; the estimated run-rate of $1.2 million annually for certain medical sensors; and our anticipated initiation of our first prototype products in China by May 2004.

These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: difficulties associated with successfully integrating White’s and IDS’s businesses and technologies, reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, the ability to locate appropriate acquisition candidates, negotiate an appropriate purchase price, and integrate into the Company the people, operations, and products from acquired businesses, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.

Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended September 27, 2003. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of dollars except share and per share data)

	Three months ended

	January 3,	December 28,
	2004	2002

Net sales	$25,855	$23,356
Cost of sales	17,326	15,061

Gross profit	8,529	8,295

Operating expenses:
Selling, general and administrative	4,541	3,993
Research and development	1,488	1,193
Amortization of intangible assets	165	21

Total operating expenses	6,194	5,207

Operating income	2,335	3,088
Interest expense	2	—
Interest (income)	(113)	(65)

Income before income taxes	2,446	3,153
Provision for income taxes	772	1,017

Net income	$1,674	$2,136

Earnings per share — basic	$0.07	$0.11

Earnings per share — diluted	$0.07	$0.10

Weighted average number of common shares and equivalents:
Basic	24,100,058	20,108,720
Diluted	25,083,256	21,197,623

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of dollars, except share data)

	January 3,	September 27,
	2004	2003

Current Assets
Cash and cash equivalents	$31,295	$30,176
Marketable securities	5,019	5,080
Accounts receivable, less allowance for doubtful accounts of $385 and $397	16,350	19,689
Inventories, net	17,887	18,718
Prepaid expenses and other current assets	2,280	1,727
Deferred income taxes	4,986	5,222

Total Current Assets	77,817	80,612
Property, plant and equipment, net	15,783	15,689
Goodwill, net	17,040	17,040
Intangible assets, net	6,145	6,310
Other assets, net	563	155

Total Assets	$117,348	$119,806

Current Liabilities
Accounts payable	$5,094	$8,074
Accrued salaries and benefits	1,904	2,496
Accrued expenses	2,456	3,251
Deferred revenue	2,032	3,048

Total Current Liabilities	11,486	16,869
Accrued long-term pension liability	712	712
Deferred income taxes	613	503
Other long term liabilities	1,573	694

Total Liabilities	14,384	18,778

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,145,378 and 24,067,184 shares issued	2,413	2,406
Treasury stock, 44,442 and 44,442 shares, at cost	(4)	(4)
Additional paid-in capital	89,377	89,129
Unearned compensation	(27)	(34)
Retained earnings	11,531	9,857
Accumulated other comprehensive loss	(326)	(326)

Total Shareholders’ Equity	102,964	101,028

Total Liabilities and Shareholders’ Equity	$117,348	$119,806